UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2007
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Appointment of David T. Gibbons as Director
     On March 14, 2007, at its regular meeting, the board of directors of Cott Corporation (the “Company”) elected David T. Gibbons as a director of the Company, in accordance with the provisions of the Company’s articles of amalgamation. Mr. Gibbons has not been named as a member of any committee of the Board of Directors, nor is he expected to be so named at the present time.
     Mr. Gibbons is currently Executive Chairman of Perrigo Company, a manufacturer of retailer brand over-the-counter pharmaceutical and nutritional products where, effective April 2007, he will assume the role of Non-Executive Chairman. From 2000 to 2006, Mr. Gibbons was President and Chief Executive Officer of Perrigo Company, and also held the role of Chairman from 2003 to 2006. Mr. Gibbons also serves on the board of directors of Robbins & Myers, Inc., a manufacturer of fluid management products.
     As a director of the Company, Mr. Gibbons is entitled to receive an annual cash retainer of $48,000. He will also be reimbursed for certain business expenses, including his travel expenses in connection with board meeting attendance. He will also be entitled to participate in the Company’s Share Plan for Non-Employee Directors, which allows directors who are neither employees nor full-time officers of the Company to elect to receive their fees in the form of the Company’s common shares.
     There is no arrangement or understanding between Mr. Gibbons and any other person(s) pursuant to which he was selected as a director. There have been no transactions since the beginning of the Company’s last fiscal year, nor is there any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Gibbons had or will have a direct or indirect material interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: March 19, 2007	By:	/s/ Edmund O’Keeffe
		Name:	Edmund O’Keeffe
		Title:	VP, Strategy and Investor Relations